Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

February 17, 2022

ConocoPhillips
925 N. Eldridge Parkway

Houston, Texas 77079

(281) 293-1000

Re: ConocoPhillips Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to ConocoPhillips, a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4 (the “Registration Statement”), initially filed by the Company and ConocoPhillips Company, a Delaware corporation (the “Subsidiary Guarantor”), with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Act”), on February 17, 2022 relating to the proposed offers by the Company and the Subsidiary Guarantor to exchange (the “Exchange Offer”) (1) the Company’s outstanding 3.750% Senior Notes due 2027 (the “Old 2027 Notes”) and the related guarantees thereof (the “Old 2027 Guarantees”) for an equal principal amount of the Company’s registered 3.750% Senior Notes due 2027 (the “2027 Exchange Notes”) and the related guarantees thereof (the “2027 Exchange Guarantees”), (2) the Company’s outstanding 4.300% Senior Notes due 2028 (the “Old 2028 Notes”) and the related guarantees thereof (the “Old 2028 Guarantees”) for an equal principal amount of the Company’s registered 4.300% Senior Notes due 2028 (the “2028 Exchange Notes”) and the related guarantees thereof (the “2028 Exchange Guarantees”), (3) the Company’s outstanding 2.400% Senior Notes due 2031 (the “Old 2031 Notes”) and the related guarantees thereof (the “Old 2031 Guarantees”) for an equal principal amount of the Company’s registered 2.400% Senior Notes due 2031 (the “2031 Exchange Notes”), (4) the Company’s outstanding 4.875% Senior Notes due 2047 (the “Old 2047 Notes”) and the related guarantees thereof (the “Old 2047 Guarantees”) for an equal principal amount of the Company’s registered 4.875% Senior Notes due 2047 (the “2047 Exchange Notes”) and (5) the Company’s outstanding 4.850% Senior Notes due 2048 (the “Old 2048 Notes” and together with the Old 2027 Notes, the Old 2028 Notes, the Old 2031 Notes and the Old 2037 Notes, the “Old Notes”)) and the related guarantees thereof (the “Old 2048 Guarantees” and together with the Old 2027 Guarantees, the Old 2028 Guarantees, the Old 2031 Guarantees and the Old 2047 Guarantees, the “Old Guarantees”) for an equal principal amount of the Company’s registered 4.850% Senior Notes due 2047 (the “2048 Exchange Notes” and together with the 2027 Exchange Notes, the 2028 Exchange Notes, the 2031 Exchange Notes and the 2047 Exchange Notes, the “Exchange Notes”) and the related guarantees thereof (the “2048 Exchange Guarantees” and together with the 2027 Exchange Guarantees, the 2027 Exchange Guarantees, the 2028 Exchange Guarantees, the 2031 Exchange Guarantees and the 2037 Exchange Guarantees, the “Exchange Guarantees”).

The Old Notes and the Old Guarantees were issued, and the Exchange Notes and the Exchange Guarantees will be issued, under the First Supplemental Indenture, dated as of February 8, 2021 (the “First Supplemental Indenture”), to the Indenture, dated as of October 9, 2002 (the “Base Indenture”; the Base Indenture as amended, supplemented or otherwise modified by the First Supplemental Indenture (the “Indenture”)), among the Company, the Subsidiary Guarantor, as successor to Conoco Inc. and Phillips Petroleum Company, and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York), as trustee (the “Trustee”).

The Company and the Subsidiary Guarantor are proposing the Exchange Offer in accordance with the terms of a Registration Rights Agreement with respect to the Old Notes by and among the Company, the Subsidiary Guarantor, Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., BMO Capital Markets Corp., Credit Agricole Securities (USA) Inc., Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc., Mizuho Securities USA LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, SMBC Nikko Securities America, Inc., TD Securities (USA) LLC and Wells Fargo Securities, LLC, dated as of February 8, 2021 (the “Registration Rights Agreement”).

In rendering the opinions expressed in this letter, we have examined the Registration Statement, the Indenture, the forms of the Exchange Notes, and originals or copies certified or otherwise identified to our satisfaction of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this letter. The Exchange Notes, the Exchange Guarantees and the Indenture are referred to herein as the “Transaction Documents.” We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this letter. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. As to any facts material to the opinions expressed below, we have, with your consent, relied upon the statements, certificates and representations of officers and other representatives of parties to the Transaction Documents and of the Company and the Subsidiary Guarantor. We have also assumed (i) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, records, documents, instruments and certificates we have reviewed, (ii) that each of the Transaction Documents constitutes the valid and binding obligation of each party thereto, enforceable against them in accordance with its terms (other than as expressly covered by our opinions below in respect of the Company and the Subsidiary Guarantor) and (iii) all Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the preliminary prospectus, dated the date hereof, included in the Registration Statement (the “Prospectus”). We have also assumed that the terms of the Exchange Notes have been established so as not to, and that the execution, delivery and performance of the Transaction Documents by each party thereto do not (x) contravene its respective certificate or articles of incorporation, limited liability company agreement, bylaws or other organizational documents, (y) violate any law, rule or regulation applicable to it or any judicial or regulatory order of decree of any governmental authority, or (z) result in any conflict with, default under or violation or breach of any agreement or document binding on it. In addition, the enforceability of indemnification and contribution provisions may be limited by applicable law and public policy considerations, and we express no opinion as to the effects of either (i) Section 548 of Title 11 of the United States Code or (ii) Article 10 of the New York Debtor and Creditor Law, or similar laws relating to fraudulent transfers or fraudulent conveyances, on any obligation under the Exchange Guarantees of the Subsidiary Guarantor. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Subsidiary Guarantor, the Transaction Documents or the transactions governed by the Transaction Documents, in each case as in effect on the date hereof (the “Relevant Laws”). Without limiting the generality of the foregoing definition of Relevant Laws, the term “Relevant Laws” does not include any law, rule or regulation that is applicable to the Company, the Subsidiary Guarantor and the Transaction Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Transaction Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing, and subject to the qualifications set forth in this letter, it is our opinion that when (i) the Registration Statement has become effective under the Act, (ii) the Old Notes have been exchanged in the manner described in the Prospectus, (iii) the Exchange Notes have been duly executed, authenticated, issued and delivered by the Company in accordance with the terms of the Indenture, against receipt of the Old Notes surrendered in exchange therefor, (iv) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (v) applicable provisions of “blue sky” laws have been complied with,

a)	the Exchange Notes proposed to be issued pursuant to the Exchange Offer will constitute valid and legally binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or remedies generally and by general equitable principles (whether considered in a proceeding in equity or at law); and

b)	the Exchange Guarantees proposed to be issued pursuant to the Exchange Offer will constitute valid and legally binding obligations of the Subsidiary Guarantor, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or remedies generally and by general equitable principles (whether considered in a proceeding in equity or at law).

The opinion set forth above is subject to the effects of (a) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars; (b) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States; and (c) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed-upon exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration, or (vi) limit the waiver of rights under usury laws. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.

The opinions expressed herein are also subject to the following qualifications and comments:

a)	Any provisions of the Transaction Documents that permit any party thereto to take action or make determinations, or to benefit from indemnities and similar undertakings of any party to the Transaction Documents, may be subject to a requirement that such action be taken or such determinations be made, and any action or inaction by such party that may give rise to a request for payment under such an undertaking be taken or not taken, on a reasonable basis and in good faith.

b)	We express no opinion as to (i) whether a federal or state court outside New York would give effect to any choice of law provided for in the Transaction Documents, (ii) any provisions of the Transaction Documents that relate to the subject matter jurisdiction of the federal or state courts of a particular jurisdiction to adjudicate any controversy related to the Transaction Documents or the transactions contemplated thereby, (iii) any waiver of inconvenient forum set forth in the Transaction Documents or (iv) any waiver of jury trial found in the Transaction Documents.

We hereby consent to the filing of a copy of this letter as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This letter speaks only as of its date, and we undertake no (and hereby disclaim any) obligation to update this letter.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz